Louis Dreyfus Company (LDC), Global Clean Energy Holdings, Inc., and Bayer Announce Strategic Collaboration to Promote Camelina Cultivation in Argentina as Part of Bayer's PRO Carbono Program
Buenos Aires, Argentina, May 2, 2024 – Louis Dreyfus Company (LDC), Global Clean Energy Holdings, Inc., and Bayer today announced a strategic collaboration to promote camelina cultivation in Argentina as part of Bayer's PRO Carbono Program, in line with the companies' efforts to drive decarbonization in the supply chain and, ultimately, more efficient and sustainable agricultural production.
Camelina is used as an ultra-low carbon feedstock for advanced biofuels production. It is an “intermediate crop” planted between main crops in Argentina during winter, helping to preserve soil health, especially between summer crops of soy and corn. It is already promoted in Argentina by LDC and Global Clean Energy as part of their strategic collaboration since 2023.
The collaboration announced today is aligned with LDC's global sustainability strategy, a key focus of which is to contribute to global climate goals by driving decarbonization in its operations and supply chains, including through efforts to accelerate adoption of regenerative agriculture practices in key supply sheds.
“This collaboration is an important step toward more sustainable agricultural production in Argentina and is in line with LDC’s collaborative approach to sustainable business, taking into account the needs and challenges of all value chain participants — particularly producers, on whom the global food and agricultural system depend and whose actions have such an important role in mitigating climate change,” said Juan José Blanchard, LDC’s Group COO and Head of Latin America.
Global Clean Energy is the world’s leading camelina producer, with over 18 years of camelina breeding history and more than 65,000 acres contracted in the US, South America, and Europe in 2023. Global Clean Energy is dedicated to developing and offering the most adaptable and high-yielding camelina varieties for producers, with an exclusive collection of 20 camelina varieties, including those suited for both spring and winter planting. The company is currently developing new traits (including herbicide tolerance) to introduce camelina cultivation across a wide range of geographies and crop rotations.
Global Clean Energy has partnered with LDC to advance camelina production in South America through superior genetics delivery, camelina seed production, crop promotion, and technical support to producers through its Camelina Company brand.

"We are excited to expand our work in Argentina with LDC by joining forces with Bayer's PRO Carbono program," said Noah Verleun, President and CEO of Global Clean Energy. "This strategic collaboration brings us one step closer to making camelina a key contributor to regenerative agriculture, while scaling sustainable feedstock production for advanced biofuels globally."

Bayer promotes regenerative agriculture by combining sustainable solutions and digital tools to produce more with fewer resources while restoring nature, seeking not only to improve harvests but also to deliver positive results for the environment. As such, and in collaboration with other industry players, Bayer’s PRO Carbono program helps producers to implement sustainable agronomic practices that increase productivity, reduce emissions, and capture more carbon from the soil, in particular through direct sowing, increased crop rotation, and cover crop incorporation to keep soils covered for most of the year.
“At Bayer, we are committed to generating transformative change to achieve a carbon neutral future for agriculture. This collaboration marks a significant milestone on the path toward more sustainable agriculture that is resilient to climate change, especially in the current global context that demands food and other products, such as fuel, with a low carbon footprint,” said Juan Farinati, President and CEO of Bayer Cono Sur and Head of the Crop Science Cono Sur Division. "Leading the change towards a more responsible agricultural model that restores soils is possible. In this case, by incorporating camelina as a winter cash cover crop alternative, in line with the goals of the PRO Carbono program," he concluded.

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About Louis Dreyfus Company
Louis Dreyfus Company is a leading merchant and processor of agricultural goods, founded in 1851. We leverage our global reach and extensive asset network to serve our customers and consumers around the world, delivering the right products to the right location, at the right time — safely, reliably and responsibly. Our activities span the entire value chain, from farm to fork, across a broad range of business lines (platforms): Carbon Solutions, Coffee, Cotton, Food & Feed Solutions, Freight, Global Markets, Grains & Oilseeds, Juice, Rice and Sugar. We help feed and clothe some 500 million people every year by originating, processing and transporting approximately 80 million tons of products. Louis Dreyfus Company is active in over 100 countries across six geographical regions, and employs approximately 18,000 people globally. For more information, visit www.ldc.com and follow us on LinkedIn, X and WeChat (ID: we_are_ldc).
Media Contact: media@ldc.com

About Global Clean Energy Holding
Global Clean Energy Holdings, Inc. (OTCQB:GCEH) is a vertically integrated renewable fuels company specializing in the development and cultivation of camelina, a nonfood, regenerative, intermediate oilseed crop, which is used for the production of advanced biofuels and biomaterials. With a vision that begins in the laboratory, moves through the farm gate, and finishes with renewable fuels, GCEH’s farm-to-fuels value chain integration provides unrivaled access to reliable, ultra-low carbon feedstocks and is unparalleled in the sustainable fuels industry. To learn more, visit www.GCEholdings.com. For information about growing camelina in South America visit www.CamelinaCompany.ar.

Media Contact: Amanda.DeRosier@gceholdings.com

About Bayer
Bayer is a global company with core competencies in the life sciences fields of healthcare and nutrition. Its products and services are designed to help people and the planet thrive by supporting efforts to address the key challenges posed by a growing and aging global population. Bayer is committed to driving sustainable development and making a positive impact through its business activities. At the same time, the Group aims to increase its earning power and create value through innovation and growth. The Bayer brand is synonymous with trust, reliability, and quality worldwide. In fiscal year 2022, the Group employed around 101,000 people and had sales of 50.7 billion euros. Research and development expenses before special items amounted to 6.2 billion euros. For more information, visit www.bayer.com.
Media Contacts:
Director of Communications, Bayer Southern Cone | virginia.gilligan@bayer.com
Communications Manager Crop Science, Bayer Southern Cone | mariaa.cachau@bayer.com